EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Executive Equity Incentive Plan and the 2007 Long-Term Incentive Compensation Plan of Circle Entertainment Inc. of our report dated March 27, 2013 (except for the effect of the restatement discussed in Note 11 to the consolidated financial statements, for which the date is May 8, 2013), with respect to the consolidated balance sheets as of December 31, 2012 and 2011 and the related consolidated statements of operations, cash flows, stockholders’ deficit and schedule of Circle Entertainment Inc. for the year ended December 31, 2012 included in its Annual Report (Form 10-K/A (Amendment No. 1)) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ L.L. Bradford & Company, LLC
Las Vegas, Nevada May 8, 2013